For Immediate Release

Contact:                 Willing Biddle, COO
James R. Moore, CFO
John T. Hayes, Controller
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces Private Placement of $60 Million
Series E Preferred Stock

Greenwich, Connecticut, March 14, 2008.  Urstadt Biddle Properties Inc. (“Company”) (NYSE: UBA and UBP) today announced that it completed the sale of $60 million of a new Series E Senior Cumulative Preferred Stock (“Preferred Stock”) in a private placement to WFC Holdings Corporation, a holding company for Wells Fargo Bank N.A. ..  The Preferred Stock pays preferential cumulative cash dividends at the rate of 8.5% per annum and has no stated maturity date and is not subject to any sinking fund or mandatory redemption.  The Preferred Stock has a five year no call provision after which it can be called only at the discretion of the Company.  The issue contains customary covenants that require the Company to maintain certain debt coverage and capitalization ratios and to keep a certain percentage of its real estate assets unencumbered.  WFC Holdings Corporation has registration rights in the event that it is not able to freely sell the shares under Rule 144 of the Securities Act.

The Company used a portion of the net proceeds of the placement to redeem the Company’s 8.99% Series B Cumulative Preferred Stock.  The remaining proceeds will be used for the acquisition of income producing properties consistent with the Company’s current business strategy, the repayment of debt, and other general business purposes.  Pending such use of the net proceeds, the Company will use the net proceeds to make investments in short-term income-producing securities.

Commenting on the financing transaction, Willing Biddle, UBP’s President and Chief Operating Officer said, “We are pleased to announce the sale of this new issue of preferred stock at what the Company believes is a very competitive dividend yield in today’s currently challenging credit environment that has seen very few new sales of preferred stock in the REIT sector.  It is important that the Company have immediate access to funds at favorable terms and rates in order to help us capitalize on what we believe will be an improving real estate acquisitions market in the near term.  Last month the Company also completed a new three year $50 Million Revolving Credit Facility, which under certain circumstances can be increased to $100 million, with the Bank of New York Mellon and Wells Fargo Bank N.A. that along with the Preferred Stock issue gives the Company substantial buying power in order to achieve its acquisition objectives.  We are pleased with our expanded relationship with Wells Fargo, one of the nation’s leading financial institutions, which has a particular expertise in real estate.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969.  UBP owns or has interests in 42 properties containing approximately 3.9 million square feet of space and has paid 153 consecutive quarters of uninterrupted dividends to its shareholders since its inception in 1969.

The sale of the shares of preferred stock has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and the shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be any sale of the shares in any state in which such offer solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors